UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[_]  Preliminary Information Statement
[_]  Confidential, for use of the Commission Only
     (as permitted by Rule 14a-6(e) (2))
[X]  Definitive Information Statement



                                NanoSensors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

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[X] No fee required

[ ] Fee computed on table below per Exchange Rules 14c-5(g) and 0-11

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      (4)   Proposed maximum aggregate value of transaction:________________

      (5)   Total fee paid: ____________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid: $______________________

      (2)   Form, Schedule or Registration Statement No.: __________________

      (3)   Filing Party: ________________________

      (4)   Date Filed: __________________________

                                NANOSENSORS, INC.
                            1800 Wyatt Drive, Suite 2
                              Santa Clara, CA 95054

                                -----------------
                              INFORMATION STATEMENT
                                -----------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

         On November 23, 2005, the Board of Directors of NanoSensors, Inc. (the "Company") unanimously approved the Certificate of Amendment to the Articles of Incorporation of the Company (the "Amendment"), to increase the number of authorized shares of Common Stock, $.001 par value, from 50 million to 500 million shares of Common Stock; to authorize 20 million shares of Serial Preferred Stock, $.001 par value, and the issuance of ten (10) shares of Common Stock for every one share of Common Stock outstanding as of the date hereof. The reason for the amendment is to afford the Company greater flexibility in meeting its future capital requirements, for a financing, merger or acquisition and other corporate needs.

         THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES TO NOTIFY THE COMPANY'S STOCKHOLDERS OF ANTICIPATED EVENTS WHICH WILL RESULT IN AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION ON JANUARY 10, 2006, TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED AND ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND THE AUTHORIZATION OF SERIAL PREFERRED STOCK. THE PROPOSED AMENDMENT WILL NOT TAKE EFFECT UNTIL TWENTY (20) DAYS AFTER THIS INFORMATION STATEMENT IS MAILED TO OUR STOCKHOLDERS.

         Nevada law permits stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Nevada law then requires prompt notice to those stockholders who did not consent in writing. By written actions taken as of November 23, 2005, the Company's principal stockholders, who collectively own approximately 55% of the outstanding shares of the Company's Common Stock consented to the foregoing corporate action as well as to the execution and filing of all necessary documentation to evidence and effectuate the transaction. The Company had 20,502,500 shares of Common Stock outstanding as of November 23, 2005. Each share of Common Stock has one vote. This Information Statement is provided to the stockholders of record as of December 5, 2005.

          The date of this Information Statement is December 19, 2005.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of 20,502,500 shares of our common stock outstanding, as of November 23, 2005 by:

            o Each person known by us to beneficially own 5% or more of our common stock,

            o     Each of our executive officers and directors, and

            o     All of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

         Except as otherwise indicated in the notes to the following table,

            o We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

            o The address for each beneficial owner listed in the table, except where otherwise noted, is at NanoSensors, Inc., 1800 Wyatt Drive, Suite 2, Santa Clara, CA 95054.

                                                                                         Percentage of Shares
                                                  Amount and Nature of                       Beneficially
Name of Stockholder                               Beneficial Ownership                         Owned (1)
-------------------                               --------------------                         ---------
Ted Wong...................................            2,200,000                                 10.7%

Matthew Zuckerman..........................            3,067,500                                 15.0%

Meyers Associates, L.P ....................            6,200,000               (2)               27.1%
45 Broadway, 2nd Floor
New York, N.Y. 10006

Bruce Meyers...............................            7,900,000               (3)               34.6%
45 Broadway, 2nd Floor
New York, N.Y. 10006

                          (continued on following page)

Imtiaz Khan................................            1,100,000               (4)                5.5%
45 Broadway, 2nd Floor
New York, N.Y. 10006

Robert Seguso..............................            2,550,000               (5)               11.9%
34-5 54th Drive West #G102
Brandenton, Florida 34210

Michael Stone..............................            2,550,000               (5)               11.9%
18 Ozone Avenue
Venice, California 90291

All officers and directors ................            2,200,000                                 10.7%
     as a group (1 person)

----------------
(1) Pursuant to Rule 13d-3 under the Exchange Act, except where noted for an individual shareholder for his respective shareholdings, the percentages are based on the number of shares issued and outstanding and do not include shares of Common Stock currently issuable upon: (i) exercise of common stock purchase warrants to purchase 100,000 shares issued in connection with the Company's $100,000 February 2004 Bridge Financing; (ii) 2,750,000 Class A Warrants to purchase 2,750,000 shares of Common Stock; (iii) placement agent warrants to purchase 1,375,000 shares of Common Stock, 1,375,000 Class A Warrants and 1,375,000 shares of Common Stock underlying the Class A Warrants; and (iv) 82,500 lender's warrants to purchase 82,500 shares of Common Stock.
(2) Includes 3,450,000 shares of Common Stock and unit purchase options to purchase 1,375,000 shares of common stock, and 1,375,000 Class A warrants to purchase 1,375,000 shares of common stock.
(3) Includes 1,700,000 shares of Common Stock owned by Bruce Meyers, as well as the securities listed in note (2) above held by Meyers Associates, L.P. of which entity Bruce Meyers is president and holds voting and investment control.
(4) Includes 1,100,000 shares of Common Stock and does not include the securities listed in note (2) above held by Meyers Associates, L.P. by whom Imtiaz Khan is employed, but does not exercise voting and investment control.
(5) Includes presently-exercisable bridge warrants to purchase 50,000 shares of common stock and presently-exercisable Class A warrants to purchase 1,250,000 shares of common stock.

         AMENDMENT TO THE ARTICLES OF INCORPORATION TO ADD PROVISIONS PERMITTING THE BOARD TO DESIGNATE SERIES OF PREFERRED STOCK.

         The Stockholders have consented to an amendment to the Articles of Incorporation to authorize 20,000,000 shares of "blank check" preferred stock, par value $.001 ("Preferred"). The text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement and should be read in its entirety by stockholders.

         "BLANK CHECK" PREFERRED STOCK

         The proposed provisions would vest in the Board of Directors the authority to designate one or more series of Preferred Stock. Such provisions are often referred to as "blank check" provisions, as they give the Board of Directors the flexibility, at any time or from time to time, without further stockholder approval, to create one or more series of Preferred Stock and to determine the designations, preferences and limitations of each such series more series of Preferred Stock and to determine the designations, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series.

         The Board of Directors believes that amending the Articles of Incorporation to permit the Board to authorize the issuance of up to 20,000,000 shares of "blank check" preferred stock provides the Company with the flexibility to address potential future financing needs by creating a series of Preferred Stock customized to meet the needs of any particular transaction and to market conditions. The Company also could issue Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions. Although the Company has no agreements or understandings for the issuance of Preferred Stock for such financing or transactional purposes, the Board and management believe that the Company should have the flexibility to issue Preferred Stock, along with its ability to issue debt and/or additional Common Stock.

         If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. In addition, if any series of Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company.

CERTAIN EFFECTS OF INCREASE OF AUTHORIZED AND ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND AUTHORIZATION OF SERIAL PREFERRED STOCK ON HOLDERS OF OUTSTANDING COMMON STOCK

         The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, of which 20,502,500 shares are currently outstanding; and no shares of Preferred Stock. The Company's Board of Directors recommended and a majority in interest of the Stockholders have consented to the Amendment to the Articles of Incorporation (the "Charter Amendment") to increase the number of authorized shares of Common Stock to 500,000,000 shares, $.001 par value, of authorize 20,000,000 shares of Serial Preferred Stock, $.001 par value, and to authorize a stock split of ten (10) shares for every one issued and outstanding.

         Immediately after the Charter Amendment, there will be approximately 205,025,000 shares of Common Stock outstanding and 294,975,000 authorized but unissued shares. In addition, as a result of the Charter Amendment attached hereto as Appendix A, the Company shall have the authority to issue 20,000,000 shares of Serial Preferred Stock, $.001 par value.

         In addition, immediately after the Charter Amendment the stockholders have consented to the issuance of ten (10) shares of Common Stock for every one share of Common Stock issued and outstanding as of the date of the Charter Amendment (the "Stock Split") which shall result in an increase in the 20,502,500 Shares of Common Stock currently issued and outstanding to an aggregate of 205,025,000 shares of Common Stock. There is no economic effect on the Common Stockholders by virtue of the Stock Split. The Company's Registration Statement for selling securityholders was declared effective by the Securities and Exchange Commission on January 12, 2005. It provides that the selling stockholders will sell their Common Stock at a fixed price of $.30 until the Company's securities are quoted on the NASD's Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Furthermore, shares of Common Stock offered by principal stockholders of the Company will be offered at the fixed price of $.30 for the duration of the offering. Based upon the fixed offering price under the Registration Statement, the additional Shares will allow the Company to offer Securities at a lower per share price than it would have been offering the shares. The Company believes that it is necessary to have additional shares issued and outstanding and a lower stock price to afford the Company greater flexibility in meeting the future capital requirements of the Company for a financing, merger or acquisition and for other corporate needs which may arise.

         Although the proposed Charter Amendment to authorize an increase in the number of authorized and issued shares of Common Stock, as well as the addition of Serial Preferred Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless, use unissued Common Stock, as well as its Serial Preferred Stock, to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of additional Common Stock or Preferred Stock at below market value would dilute the value of the Company's then outstanding securities.

         The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of additional Common Stock or Preferred Stock.

         A copy of the proposed Amendment to the Certificate of Incorporation is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.



                                        By order of the
                                        Board of Directors


                                        Ted L. Wong, Chief Executive Officer
Santa Clara, California
December 19, 2005

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                                NANOSENSORS, INC.


         Pursuant to the provisions of the Nevada Revised Statutes, Tile 7, Chapter 78, the undersigned officer of NanoSensors, Inc., a Nevada corporation (the "Corporation") does hereby certify that:

         FIRST: The name of the corporation (hereinafter called the "Corporation") is NanoSensors, Inc.

         SECOND: The Articles of Incorporation of the Corporation are hereby amended by striking out Article THIRD thereof and by substituting in lieu of said THIRD the following new paragraphs (a) and (b) of Article THIRD.

         (a) The Corporation is authorized to issue up to Five Hundred Twenty Million (520,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of Common Stock $.001 par value ("Common Stock"), and Twenty Million (20,000,000) shares of Preferred Stock, $.001 par value ("Preferred Stock").

         (b) There are currently authorized 50,000,000 share of Common Stock, $.001 par value: There shall be 500,000,000 shares of Common Stock, $.001 par value authorized after this Certificate of Amendment is filed. After this Amendment there shall be issued ten (10) shares of Common Stock for every one share issued and outstanding. Holders of a majority in interest of the Common Stock have consented to the filing of this Certificate of Amendment.

         (c) The Preferred Stock may be issued from time to time in one or more series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock of the Corporation voting as one class. Subject to the limitations set forth herein and any limitations prescribed by law, the board of directors is expressly authorized, prior to issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series, the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the board of directors, but not in limitation of the powers conferred on the board of directors thereby and by the General Corporation Law of the State of Nevada, the board of directors is expressly authorized to determine with respect to each series of Preferred Stock:

          The designation or designations of such series and the number of shares constituting such series, which number from time to time may be decreased by the board of directors, but not below the number of such shares of such series then outstanding, or may be increased by the board of directors unless otherwise provided in creating such series;

          The rate or amount and times at which, and the preference and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

          The rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

          The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

          The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount of holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase retirement or sinking fund to be provided for the shares of such series;

          The rights, if any, of holders of shares of such series and/or of the Corporation to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

          The limitation, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of Common Stock or any other class or shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

          The conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a party with or prior to the shares of such series either as to dividends or upon liquidation; and

          Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case so far as not inconsistent with the provisions of this Article of Incorporation or the General Corporation Law of the State of Nevada as then in effect. All series of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above, and all shares of search series of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above; and be it further

         The holders of a majority of the outstanding shares of Common Stock adopted the Amendments herein certified by a written consent of a majority of the stockholders in accordance with the provisions of Nevada Revised Statues, Title 7, Section 78.320.


Signed on January __, 2006




________________________, President and Chief Executive Officer
Ted Wong




Attest: __________________, Assistant Secretary


STATE OF ___________       )
                           ) ss.
COUNTY OF _________        )


         The foregoing instrument was subscribed before me, a notary public for
the State of __________, this ___ day of January 2006, by Ted Wong and [      ],
who are personally known to me.



                                ----------------------------
                                Notary Public

                                My commission expires: